As filed with the Securities and Exchange Commission on June 11, 2020

Registration No. 333-235668

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. __	Post-Effective Amendment No. 1

FS SERIES TRUST

(Exact Name of Registrant as Specified in Charter)

201 Rouse Boulevard
Philadelphia, PA 19112

(Address of Registrant’s Principal Executive Offices)

(215) 495-1150

(Registrant’s Telephone Number, Including Area Code)

Michael C. Forman
FS Series Trust
201 Rouse Boulevard
Philadelphia, PA 19112

(Name and Address of Agent for Service)

Copies of all communications to:

Joshua B. Deringer, Esq.
Faegre Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103
(215) 988-2700

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Title of Securities Being Registered: Shares of common stock, no par value.

No filing fee is due because an indefinite number of shares have been registered in reliance on Section 24(f) under the Investment Company Act of 1940, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-235668) (the “N-14 Registration Statement”) consists of the following:

1.	Facing Sheet.
2.	Part C Information.
3.	Exhibits.

Parts A and B to the N-14 Registration Statement are unchanged from the Proxy Statement/Prospectus and Statement of Additional Information filed on February 12, 2020 (Accession Number 0001104659-20-019540).

This Post-Effective Amendment No. 1 to the N-14 Registration Statement is being filed solely to file the final tax opinion of Faegre Drinker Biddle & Reath LLP, counsel to the Registrant, as Exhibit 12(a) to the N-14 Registration Statement. The tax opinion relates to the reorganization of the FS Energy Total Return Fund (File No. 333-214232) with and into the FS Energy Total Return Fund, a series of FS Series Trust.

PART C: OTHER INFORMATION

Item 15. INDEMNIFICATION

Reference is made to Section 7.5 of Registrant’s Agreement and Declaration of Trust, which is incorporated by reference to Exhibit (1)(b) of this filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant understands that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant has entered into the Investment Advisory Agreement with FS Energy Advisor, LLC (“FS”) on behalf of the Fund. The Investment Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, FS is not liable for any error of judgment or mistake of law or for any loss the Fund suffers.

FS has also entered into the Sub-Advisory Agreement with Magnetar Asset Management LLC (“Magnetar”). The Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder, Magnetar is not liable for any error of judgment or mistake of law or for any loss the Fund suffers arising out of Magnetar’s activities. In addition, the Sub-Advisory Agreement provides that Magnetar will indemnify the Fund, FS and any of their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys’ fees, which the Fund, FS or any of their respective affiliates and controlling persons may sustain as a result of Magnetar’s willful misfeasance, bad faith, gross negligence or reckless disregard for its obligations and duties thereunder.

Item 16. EXHIBITS

(1)	(a)	Certificate of Trust of the Registrant is incorporated herein by reference to Registrant’s initial Registration Statement on Form N-1A, File No. 333-214851, filed November 30, 2016.

	(b)	Agreement and Declaration of Trust of Registrant is incorporated herein by reference to Registrant’s initial Registration Statement on Form N-1A, File No. 333-214851, filed November 30, 2016.

	(c)	Amended and Restated Schedule A to the Agreement and Declaration of Trust is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 10 to its Registration Statement on Form N-1A, File No. 333-214851, filed November 13, 2019.

(2)		Bylaws of the Registrant are incorporated herein by reference to Registrant’s Pre-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed February 21, 2017.

(3)		Not applicable.

(4)		Form of Agreement and Plan of Reorganization filed as Appendix A to the Combined Proxy Statement/Prospectus and is incorporated herein by reference.

(5)	(a)	Article III (Shares) and Article V (Shareholders’ Voting Powers and Meetings) of the Registrant’s Agreement and Declaration of Trust are incorporated herein by reference to Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 26, 2018.

	(b)	Article II (Meetings of Shareholders) and Article VIII (General Matters) of the Bylaws of the Registrant are incorporated herein by reference to Registrant’s Post-Effective Amendment No. 4 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 26, 2018.

(6)		Investment Advisory Contracts.

	(a)	Investment Management Agreement on behalf of the FS Multi-Strategy Alternatives Fund, dated as of April 25, 2017, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 21, 2017.

	(b)	Investment Management Agreement on behalf of the FS Managed Futures Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(c)	Investment Management Agreement on behalf of the FS Global Macro Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(d)	Investment Management Agreement on behalf of the FS Real Asset Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(e)	Investment Management Agreement on behalf of the FS Long/Short Equity Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(f)	Investment Management Agreement on behalf of the FS Event Driven Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(g)	Investment Advisory Agreement on behalf of the FS Energy Total Return Fund by and between the Registrant and FS Energy Advisor, LLC, dated as of January 29, 2020, by and between the Registrant and FS Energy Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

	(h)	Investment Management Agreement, dated as of April 25, 2017, by and between FS Alternatives Fund (Cayman) and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 21, 2017.

	(i)	Investment Management Agreement, dated as of November 29, 2018, by and between FS Managed Futures Fund (Cayman) and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(j)	Investment Management Agreement, dated as of November 29, 2018, by and between FS Global Macro Fund (Cayman) and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(k)	Investment Management Agreement, dated as of November 29, 2018, by and between FS Real Asset Fund (Cayman) and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(l)	Investment Sub-Advisory Agreement, dated as of April 26, 2017, by and between FS Fund Advisor, LLC, the Registrant and Wilshire Associates Incorporated is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 21, 2017.

	(m)	Investment Sub-Advisory Agreement, dated as of April 27, 2017, by and between FS Fund Advisor, LLC, the Registrant and MidOcean Credit Fund Management, L.P. is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 21, 2017.

	(n)	Investment Sub-Advisory Agreement, dated as of November 29, 2018, by and between FS Fund Advisor, LLC, the Registrant and Chilton Investment Company, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(o)	Form of Investment Sub-Advisory Agreement by and between FS Energy Advisor, LLC and Magnetar Asset Management LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

(7)		Underwriting Contracts.

	(a)	Distribution Agreement, dated as of April 16, 2018, by and between the Registrant and ALPS Distributors, Inc. is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 2 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 27, 2018.

	(b)	Amendment No. 1 to Distribution Agreement, effective as of December 6, 2018, by and between the Registrant and ALPS Distributors, Inc. is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(c)	Amendment No. 2 to the Distribution Agreement by and between the Registrant and ALPS Distributors, Inc. is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

	(d)	Form of Dealer Agreement is incorporated herein by reference to Registrant’s Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 26, 2017.

	(e)	Form of Dealer Agreement is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 6 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 14, 2018.

	(f)	Form of Dealer Agreement is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

(8)		Not applicable.

(9)		Custodian Agreements.

	(a)	Custody Agreement, effective as of April 28, 2017, between the Registrant and State Street Bank and Trust Company is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 21, 2017.

	(b)	Amendment to Custody Agreement, effective as of November 28, 2018, between the Registrant and State Street Bank and Trust Company is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(c)	Amendment to the Custody Agreement, effective as of April 15, 2020, between the Registrant and State Street Bank and Trust Company is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

(10)		Rule 12b-1 and 18f-3 Plans.

	(a)	Distribution and Services Plan for FS Multi-Strategy Alternatives Fund is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 21, 2017.

	(b)	Amended and Restated Distribution and Services Plan for the Registrant is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(c)	Amended and Restated Appendix A to the Amended and Restated Distribution and Services Plan for the Registrant is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

	(d)	Amended and Restated Rule 18f-3 Plan of the Registrant — is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement, File No. 333-214851, filed December 7, 2018.

	(e)	Amended and Restated Schedule A to the Amended and Restated 18f-3 Plan of the Registrant is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

(11)		Legal Opinion.

	(a)	Opinion and consent of counsel that shares will be validly issued, fully paid and non-assessable is incorporated herein by reference to the Registrant’s Registration Statement on Form N-14 filed on January 31, 2020.

(12)		Other Opinions

	(a)	Opinion of counsel with respect to certain tax consequences is filed herewith.

(13)		Other Material Contracts.

	(a)	Administration Agreement on behalf of the FS Multi-Strategy Alternatives Fund, dated as of April 26, 2017, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 21, 2017.

	(b)	Administration Agreement on behalf of the FS Managed Futures Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(c)	Administration Agreement on behalf of the FS Global Macro Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(d)	Administration Agreement on behalf of the FS Real Asset Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(e)	Administration Agreement on behalf of the FS Long/Short Equity Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(f)	Administration Agreement on behalf of the FS Event Driven Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(g)	Administration Agreement on behalf of the FS Energy Total Return Fund by and between the Registrant and FS Energy Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

	(h)	Expense Limitation Agreement on behalf of the FS Multi-Strategy Alternatives Fund, dated as of April 26, 2017, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-1A, File No. 333-214851, filed September 21, 2017.

	(i)	Expense Limitation Agreement on behalf of the FS Managed Futures Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(j)	Expense Limitation Agreement on behalf of the FS Global Macro Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(k)	Expense Limitation Agreement on behalf of the FS Real Asset Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(l)	Expense Limitation Agreement on behalf of the FS Long/Short Equity Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(m)	Expense Limitation Agreement on behalf of the FS Event Driven Fund, dated as of November 29, 2018, by and between the Registrant and FS Fund Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 5 to its Registration Statement on Form N-1A, File No. 333-214851, filed December 7, 2018.

	(n)	Expense Limitation Agreement on behalf of the FS Energy Total Return Fund, dated as of January 29, 2020, by and between the Registrant and FS Energy Advisor, LLC is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

	(o)	Permanent Management Fee Waiver Letter, dated as of December 30, 2019, from FS Fund Advisor, LLC to the Registrant on behalf of FS Long/Short Equity Fund is incorporated herein by reference to Registrant's Post-Effective Amendment No. 14 to its Registration Statement on Form N-1A, File No. 333-214851, filed April 29, 2020.

(14)		Consent of Independent Registered Public Accounting Firm is incorporated herein by reference to Exhibit 14 to Registrant’s Registration Statement on Form N-14, File No. 333-235668, filed on February 13, 2020.

(15)		Not applicable.

(16)		Powers of Attorney is incorporated herein by reference to Registrant’s Registration Statement on Form N-14, File No. 333-235668, filed on December 20, 2019.

(17)	(a)	Form of Proxy Card is incorporated herein by reference to Registrant’s Registration Statement on Form N-14, File No. 333-235668, filed on February 13, 2020.

	(b)	Prospectus of the FS Energy Total Return Fund dated January 29, 2020 is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 12 to its Registration Statement on Form N-1A, File No. 333-214851, filed on January 28, 2020.

	(c)	Statement of Additional Information of the FS Energy Total Return Fund dated January 29, 2020 is incorporated herein by reference to Registrant’s Post-Effective Amendment No. 12 to its Registration Statement on Form N-1A, File No. 333-214851, filed on January 28, 2020.

	(d)	Annual Report to Shareholders dated October 31, 2019 of the FS Energy Total Return Fund is incorporated herein by reference to FS Energy Total Return Fund (File No. 811-23205) Annual Report on Form N-CSR filed on December 24, 2019 (SEC Accession No. 0001104659-19-075764).

Item 17. UNDERTAKINGS

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended (the “1933 Act”), this registration statement has been signed on behalf of the Registrant, in the City of Philadelphia, and Commonwealth of Pennsylvania, on the 11th day of June, 2020.

FS SERIES TRUST

/s/ Michael C. Forman
Michael C. Forman
President

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE		TITLE	DATE

/s/ Michael C. Forman		President	June 11, 2020
Michael C. Forman

/s/ William Goebel		Chief Financial Officer	June 11, 2020
William Goebel		(Principal financial and accounting officer)

*		Trustee	June 11, 2020

David J. Adelman

*		Trustee	June 11, 2020

James W. Brown

*		Trustee	June 11, 2020

Philip E. Hughes, Jr.

*		Trustee	June 11, 2020

Scott J. Tarte

*By:	/s/ Michael C. Forman		June 11, 2020
Michael C. Forman
Attorney-in-fact

EXHIBIT INDEX

12(a)	Opinion of counsel with respect to certain tax consequences